Exhibit 99.1

CarGurus Announces Second Quarter 2020 Results

Second Quarter Highlights:

•	Total revenue of $94.7 million, a decrease of (35%) year-over-year
•	GAAP operating income of $8.7 million; non-GAAP operating income of $24.7 million
•	GAAP net income of $7.1 million; non-GAAP net income of $21.3 million
•	Adjusted EBITDA of $27.5 million

CAMBRIDGE, MA:  August 6, 2020 — CarGurus, Inc. (Nasdaq: CARG), a leading global online automotive marketplace, today announced financial results for the second quarter ended June 30, 2020.

“Although our industry and our business are facing unprecedented uncertainty amidst the COVID-19 pandemic, CarGurus generated strong results in the second quarter that demonstrate our business’s flexibility and resilience,” said Langley Steinert, Founder and Chief Executive Officer of CarGurus. “Over the last several months, our employees have produced remarkable successes all while navigating work-from-home environments and often-challenging circumstances. As a result of their hard work, we continue to deliver what we believe to be market-leading innovation and return on investment to our dealer customers. Our business showed several signs of recovery in the second quarter as consumer demand increased significantly in May and June, yielding strong lead generation and helping dealers rebuild their sales pipelines. We began a broad rollout of our Realtime Performance Marketing suite, generated record engagement on our consumer financing platform, and developed additional elements of the online transaction to offer more digital retail services in our marketplace.”

COVID-19 Business Update

The COVID-19 pandemic and its adverse effects have become widespread in locations where CarGurus and its customers, suppliers and third-party business partners conduct business and, as a result, CarGurus has experienced disruptions in its operations. Within the second quarter of 2020, CarGurus implemented several cost-savings measures pursuant to an expense reduction plan approved by the CarGurus Board of Directors to address the impact of the COVID-19 pandemic on CarGurus’ business (the “Restructuring”). For example, CarGurus initiated a reduction of approximately 13% of its workforce, significantly reduced global advertising spend compared to the second quarter of 2019, ceased marketplace operations in Germany, Italy, and Spain, and halted any new international expansion efforts. Additionally, to help dealer customers impacted by the COVID-19 pandemic, CarGurus was the first major online automotive marketplace(1) in the United States, Canada and the United Kingdom to extend billings relief to its customers. Specifically, CarGurus offered United States and Canadian paying dealers fee reductions of 50%, 50%, and 20% in the months of April, May, and June, respectively. In the United Kingdom, CarGurus offered paying dealers fee reductions of 50% during each month of the second quarter. The following table depicts marketplace subscription revenue in both the U.S. and International segments for the three months and six months ending June 30, 2020 and June 30, 2019, respectively, reflecting the fee reductions.

(1)

CarGurus defines major online automotive marketplaces in: (i) the United States as CarGurus.com, AutoTrader.com, Cars.com, and TrueCar.com; (ii) Canada as www.CarGurus.ca, Kijiji.ca, and AutoTrader.ca; and (iii) the United Kingdom as CarGurus.co.uk, Motors.co.uk, AutoTrader.co.uk, Pistonheads.com, and Gumtree.com.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Marketplace Subscription Revenue:	2020(1)	2019	2020	2019
United States	$75,457	$122,352	$208,481	$237,373
International	4,496	6,744	13,338	12,566
Total	$79,953	$129,096	$221,819	$249,939

(1) For the three months ended June 30, 2020, non-GAAP, pro forma marketplace subscription revenue for the United States, adjusted to include $44.0 million for fee reductions provided during the quarter, would have been approximately $119.5 million and non-GAAP, pro forma marketplace subscription revenue for International, adjusted to include $2.7 million for fee reductions provided during the quarter, would have been approximately $7.2 million. The impact of fee reductions for the three months ended March 31, 2020 was immaterial.

While the macro-economic environment makes it difficult to anticipate the many variables that are impacting the economy, the industry and CarGurus’ business, recent events are encouraging. Despite reduced consumer marketing spend in May and June, during this period CarGurus’ U.S. average monthly unique users were 36.6 million(2) compared to April’s U.S. monthly unique users of 29.0 million(2). Additionally, in May and June, CarGurus’ U.S. average monthly sessions were 93.0 million(3) compared to April’s U.S. monthly sessions of 71.7 million(3). CarGurus believes these increases in May and June, demonstrate the strength in CarGurus’ recovery and the value delivered by CarGurus to paying dealers. While CarGurus’ paying dealer count declined in the month of April, cancellations stabilized in May and the rapid recovery in traffic and leads resulted in a substantial re-acquisition of business in the last two months of the quarter. Additionally, in the second quarter of 2020, CarGurus continued to innovate as it rolled out its Realtime Performance Marketing suite product on a broad scale and experienced a record number of loan originations on its consumer financing platform.

(2)	Includes users from the Autolist website
(3)	Includes sessions from the Autolist website

KPI Update

CarGurus adopted a new definition of its paying dealer metric to align CarGurus’ data with an enterprise-system upgrade. CarGurus now defines a paying dealer as a dealer account with an active, paid marketplace subscription at the end of a defined period. CarGurus had previously defined a paying dealer as a dealer, based on a distinct associated inventory feed, that subscribes to one of CarGurus’ paid Listings packages or Dealer Display advertising and audience targeting products at the end of a defined period. The enterprise-system upgrade and overhaul of its data architecture have provided CarGurus with improved accuracy in dealer-level data and is expected to yield improved efficiency in sales account management. CarGurus also completed a data-reconciliation effort to align its historical data to the new structure. After adjusting for the new definition, and taking into account the reconciled data, CarGurus has restated certain prior period paying dealer metrics. Due to the overhaul of the system’s architecture, CarGurus does not have the ability to restate paying dealer count metrics for periods prior to the end of the third quarter of 2019. As a result, the following table represents the number of paying dealers in both the U.S. and International segments reflecting the revised paying dealer definition as well as the reconciled data on each of September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020.

	At September 30,	At December 31,	At March 31,		At June 30,
Number of Paying Dealers	2019	2019	2020		2020
United States	26,163	26,289	25,723	(1)	23,806	(1)
International	6,923	7,329	7,537		6,452
Total	33,086	33,618	33,260		30,258
(1) Includes paying dealers from the Autolist website

To offer additional insight regarding the business, the table below depicts marketplace subscription revenue in both the U.S. and International segments for each of the six most recent fiscal quarters ending with the quarter ended June 30, 2020. CarGurus intends to provide marketplace subscription revenue by segment in future quarters.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
Marketplace Subscription Revenue:	2019	2019	2019	2019	2020(1)	2020(1)
United States	$115,021	$122,352	$127,806	$131,550	$133,024	$75,457
International	5,822	6,744	7,736	9,012	8,842	4,496
Total	$120,843	$129,096	$135,542	$140,562	$141,866	$79,953

(1) For the three months ended June 30, 2020, non-GAAP, pro forma marketplace subscription revenue for the United States, adjusted to include $44.0 million for fee reductions provided during the quarter, would have been approximately $119.5 million and non-GAAP, pro forma marketplace subscription revenue for International, adjusted to include $2.7 million for fee reductions provided during the quarter, would have been approximately $7.2 million. The impact of fee reductions for the three months ended March 31, 2020 was immaterial.

Finally, because of the updated paying dealer definition and the restatement of prior period paying dealer numbers, CarGurus is not providing Average Annual Revenue per Subscribing Dealer (“AARSD”) for the second quarter of 2020 and does not intend to provide AARSD for future quarters. However, the table below depicts a related metric, Quarterly Average Marketplace Revenue per Subscribing Dealer (“QARSD”) which CarGurus expects to report moving forward, as of December 31, 2019, March 31, 2020 and June 30, 2020. CarGurus defines QARSD, which is measured at the end of a fiscal quarter, as the marketplace subscription revenue during that quarter divided by the average number of paying dealers in that marketplace during the same quarter.  CarGurus calculates the average number of paying dealers for a period by adding the number of paying dealers at the end of the prior period and the end of the current period and dividing by two. CarGurus intends to provide QARSD by segment in future quarters.

	Three Months Ended
	December 31,	March 31,	June 30,
Quarterly Average Revenue per Subscribing Dealer	2019	2020	2020(1)
United States	$5,016	$5,115	$3,047
International	$1,265	$1,190	$643
Consolidated	$4,215	$4,243	$2,517

(1) For the three months ended June 30, 2020, utilizing non-GAAP, pro forma marketplace subscription revenue for such quarter instead of GAAP marketplace subscription revenue, the United States QARSD would have been approximately $4,825, the International QARSD would have been approximately $1,029, and the Consolidated QARSD would have been approximately $3,989, all of which are non-GAAP measures.

Revenue

•	Total revenue was $94.7 million, a decrease of (35%) compared to $145.0 million in the second quarter of 2019.
•	Marketplace subscription revenue was $80.0 million, a decrease of (38%) compared to $129.1 million in the second quarter of 2019.
•	Advertising and other revenue was $14.8 million, a decrease of (7%) compared to $15.9 million in the second quarter of 2019.
•

Total non-GAAP, pro forma revenue would have been approximately $141.5 million which is inclusive of (i) approximately $126.7 million non-GAAP, pro forma marketplace subscription revenue, and (ii) $14.8 million of GAAP advertising and other revenue.

Operating Income

•	GAAP operating income was $8.7 million, or 9% of total revenue, compared to $3.5 million, or 2% of total revenue, in the second quarter of 2019.
•

GAAP operating income includes a one-time non-recurring $4.3 million Restructuring expense, inclusive of $0.8 million of stock-based compensation expense, associated with the impact of the COVID-19 pandemic in the second quarter of 2020.

•	Non-GAAP operating income was $24.7 million, or 26% of total revenue, compared to $12.7 million, or 9% of total revenue, in the second quarter of 2019.

Net Income & Adjusted EBITDA

•

GAAP net income was $7.1 million, or $0.06 per fully diluted share during the second quarter ended June 30, 2020, compared to $6.0 million, or $0.05 per fully diluted share during the second quarter ended June 30, 2019.

•

Non-GAAP net income was $21.3 million, or $0.19 per fully diluted share during the second quarter ended June 30, 2020, compared to $11.0 million, or $0.10 per fully diluted share during the second quarter ended June 30, 2019.

•	Adjusted EBITDA, a non-GAAP metric, was $27.5 million for the second quarter ended June 30, 2020 compared to $14.5 million for the second quarter ended June 30, 2019.

Balance Sheet and Cash Flow

•	As of June 30, 2020, CarGurus had cash, cash equivalents, and short-term investments of $176.2 million and no debt.
•

CarGurus generated $24.8 million in cash from operations and $22.4 million in free cash flow, a non-GAAP metric, during the second quarter of 2020, compared to having generated $16.0 million in cash from operations and $12.4 million in free cash flow during the second quarter of 2019.

Second Quarter Business Metrics

•

U.S. revenue was $89.7 million in the second quarter of 2020, a decrease of (34%) compared to $137.0 million in the second quarter of 2019. GAAP operating income in the U.S. was $15.3 million, an increase of 9% compared to $14.1 million in the second quarter of 2019.

•

International revenue was $5.0 million in the second quarter of 2020, a decrease of (38%) compared to $8.0 million in the second quarter of 2019. GAAP operating loss in International markets was ($6.6) million, a reduction in loss of 37% compared to a loss of ($10.6) million in the second quarter of 2019.

•	Website traffic and consumer engagement metrics for the second quarter of 2020 were as follows:
o

U.S. average monthly unique users were 34.1 million(1), a decrease of (8%) compared to 36.9 million in the second quarter of 2019. U.S. average monthly sessions were 85.9 million(2), a decrease of (15%) compared to 101.4 million in the second quarter of 2019.

o

International average monthly unique users were 7.8 million, a decrease of (21%) compared to 9.8 million in the second quarter of 2019. International average monthly sessions were 17.4 million, a decrease of (28%) compared to 24.1 million in the second quarter of 2019.

(1)	Includes users from the Autolist website
(2)	Includes sessions from the Autolist website

Third Quarter and Full-Year 2020 Guidance

CarGurus anticipates total revenue, non-GAAP operating income, and non-GAAP earnings per share to be in the following ranges:

Third Quarter 2020:

•	Total revenue	$132 to $135 million
•	Non-GAAP operating income	$29 to $31 million
•	Non-GAAP EPS	$0.21 to $0.23

The third quarter 2020 non-GAAP earnings per share calculation assumes 114.1 million diluted weighted-average common shares outstanding.

Full-Year 2020:

•	Total revenue	$518 to $524 million
•	Non-GAAP operating income	$89 to $93 million
•	Non-GAAP EPS	$0.66 to $0.69

The full-year non-GAAP earnings per share calculation assumes 114.3 million diluted weighted-average common shares outstanding.

Guidance for the third quarter and full-year 2020 does not include any potential impact of foreign currency exchange gains or losses.

CarGurus has not reconciled its non-GAAP operating income guidance to GAAP operating income, or its non-GAAP EPS guidance to GAAP EPS, because stock-based compensation, amortization of intangible assets, acquisition-related expenses, and restructuring expenses, the reconciling items between such GAAP and non-GAAP financial measures, cannot be reasonably predicted due to, as applicable, the timing, amount, valuation and number of future employee equity awards, and the uncertainty relating to the timing, frequency and effect of acquisitions as well as restructuring and the significance of the resulting acquisition-related or restructuring expenses, and therefore cannot be determined without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see the reconciliations of GAAP financial measures to non-GAAP financial measures and the section titled “Non-GAAP Financial Measures and Other Business Metrics” below.

Conference Call and Webcast Information

CarGurus will host a conference call and live webcast to discuss its second quarter ended June 30, 2020 financial results and business outlook at 5:00 p.m. Eastern Time today, August 6, 2020. To access the conference call, dial (888) 220-8474 for callers in the U.S. or Canada, or (646) 828-8193 for international callers, and use the passcode 7553176. The webcast will be available live on the Investors section of CarGurus’ website at https://investors.cargurus.com.

An audio replay of the call will also be available to investors beginning at approximately 8:00 p.m. Eastern Time on August 6, 2020, until 11:59 p.m. Eastern Time on August 20, 2020, by dialing (844) 512-2921 for callers in the U.S. or Canada, or (412) 317-6671 for international callers, and entering passcode 10146279. In addition, an archived webcast will be available on the Investors section of CarGurus’ website at https://investors.cargurus.com.

About CarGurus

Founded in 2006, CarGurus (Nasdaq: CARG) is a global, online automotive marketplace connecting buyers and sellers of new and used cars. The Company uses proprietary technology, search algorithms and data analytics to bring trust and transparency to the automotive search experience and help users find great deals from top-rated dealers. CarGurus is the most visited automotive shopping site in the U.S. (source: Comscore Media Metrix® Multi-Platform, Automotive – Information/Resources, Total Audience, Q2 2020, U.S. (Competitive set includes: CarGurus.com, Autotrader.com, Cars.com, TrueCar.com)). In addition to the United States, CarGurus operates online marketplaces under the CarGurus brand in Canada and the United Kingdom. In the United States and the United Kingdom, CarGurus also operates the Autolist and PistonHeads online marketplaces, respectively, as independent brands. To learn more about CarGurus, visit www.cargurus.com.  CarGurus® is a registered trademark of CarGurus, Inc.

© 2020 CarGurus, Inc., All Rights Reserved.

Cautionary Language Concerning Forward-Looking Statements

This press release includes forward-looking statements. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our future financial and business performance for the third quarter 2020 and full-year 2020, our business and strategy, our ability to help our dealer customers and consumers, the impact of fee reductions that we have provided, our expectations for our enterprise-system upgrade and overhaul of our data architecture to yield improved efficiency in sales account management, and the impact of the COVID-19 pandemic on our business and financial results, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “guide,” “intend,” “likely,” “may,” “will” and similar expressions and their negatives are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, risks related to our growth and ability to grow our revenue, our relationships with dealers, competition in the markets in which we operate, market growth, our ability to innovate, our ability to realize benefits from our acquisitions and successfully implement the integration strategies in connection therewith, natural disasters, epidemics or pandemics, like COVID-19 that has negatively impacted our business, our ability to realize cost savings and achieve other benefits for our business from our expense reduction efforts, our ability to operate in compliance with applicable laws, as well as other risks and uncertainties as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Moreover, we operate in very competitive and rapidly changing environments. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee that future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur. We are under no duty to update any of these forward-looking statements after the date of this press release to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	At June 30, 2020	At December 31, 2019
Assets
Current assets
Cash and cash equivalents	$133,199	$59,920
Investments	43,000	111,692
Accounts receivable, net of allowance for doubtful accounts of $672 and $240, respectively	16,844	22,124
Prepaid expenses and prepaid income taxes	11,141	10,452
Deferred contract costs	9,652	9,544
Other current assets	1,849	4,972
Restricted cash	396	250
Total current assets	216,081	218,954
Property and equipment, net	26,881	27,950
Intangible assets	10,599	3,920
Goodwill	27,623	15,207
Operating lease right-of-use assets	66,086	59,986
Restricted cash	10,627	10,553
Deferred tax assets	37,206	42,713
Deferred contract costs, net of current portion	8,825	10,514
Other non-current assets	3,508	3,826
Total assets	$407,436	$393,623
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$10,438	$36,731
Accrued expenses, accrued income taxes and other current liabilities	12,991	18,262
Deferred revenue	8,195	9,984
Operating lease liabilities	11,523	8,781
Total current liabilities	43,147	73,758
Operating lease liabilities	65,073	60,818
Deferred tax liabilities	314	284
Other non–current liabilities	3,047	1,908
Total liabilities	111,581	136,768
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.001 par value per share; 500,000,000 shares authorized; 92,862,607 and 91,819,649 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	93	92
Class B common stock, $0.001 par value per share; 100,000,000 shares authorized; 19,975,155 and 20,314,644 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	20	20
Additional paid-in capital	224,418	205,234
Retained earnings	71,686	51,859
Accumulated other comprehensive loss	(362)	(350)
Total stockholders’ equity	295,855	256,855
Total liabilities and stockholders’ equity	$407,436	$393,623

Unaudited Condensed Consolidated Income Statements

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$94,737	$145,031	$252,426	$280,301
Cost of revenue(1)	9,880	8,628	21,490	16,348
Gross profit	84,857	136,403	230,936	263,953
Operating expenses:
Sales and marketing	38,583	101,789	132,178	193,105
Product, technology, and development	21,887	17,346	44,971	33,318
General and administrative	14,158	12,540	30,018	24,300
Depreciation and amortization	1,520	1,180	3,041	2,247
Total operating expenses	76,148	132,855	210,208	252,970
Income from operations	8,709	3,548	20,728	10,983
Other income, net:
Interest income	317	744	879	1,488
Other income, net	157	105	323	1,007
Total other income, net	474	849	1,202	2,495
Income before income taxes	9,183	4,397	21,930	13,478
Provision for (benefit from) income taxes	2,052	(1,610)	2,103	(5,113)
Net income	$7,131	$6,007	$19,827	$18,591
Net income per share attributable to common stockholders:
Basic	$0.06	$0.05	$0.18	$0.17
Diluted	$0.06	$0.05	$0.17	$0.16
Weighted-average number of shares of common stock used in computing net income per share attributable to common stockholders:
Basic	112,734,393	111,299,345	112,544,743	111,051,070
Diluted	113,737,465	113,388,509	113,947,241	113,398,793

(1) Includes depreciation and amortization expense for the three months ended June 30, 2020 and 2019 and for the six months ended June 30, 2020 and 2019 of $1,837, $734, $3,306 and $1,294, respectively.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Activities
Net income	$7,131	$6,007	$19,827	$18,591
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,357	1,914	6,347	3,541
Currency loss (gain) on foreign denominated transactions	11	(7)	(91)	(840)
Deferred taxes	(769)	(1,624)	4,695	(5,316)
Provision for doubtful accounts	456	353	1,658	368
Stock-based compensation expense	11,769	8,943	23,375	16,629
Amortization of deferred contract costs	2,805	1,804	5,641	3,634
Changes in operating assets and liabilities:
Accounts receivable, net	252	(2,319)	5,653	(3,838)
Prepaid expenses, prepaid income taxes, and other assets	13,882	(311)	2,835	(2,071)
Deferred contract costs	(778)	(3,392)	(4,074)	(7,768)
Accounts payable	(18,477)	2,807	(25,914)	6,032
Accrued expenses, accrued income taxes, and other current liabilities	(944)	2,700	(5,294)	(1,309)
Deferred revenue	3,150	(464)	(1,788)	(332)
Lease obligations	1,619	(500)	898	(1,880)
Other non-current liabilities	1,323	133	1,160	288
Net cash provided by operating activities	24,787	16,044	34,928	25,729
Investing Activities
Purchases of property and equipment	(1,357)	(2,884)	(2,571)	(8,584)
Capitalization of website development costs	(1,029)	(716)	(1,695)	(1,527)
Cash paid for acquisition, net of cash acquired	—	—	(21,004)	(19,139)
Investments in certificates of deposit	—	(70,827)	—	(96,527)
Maturities of certificates of deposit	38,281	60,000	68,692	100,000
Net cash provided by (used in) investing activities	35,895	(14,427)	43,422	(25,777)
Financing Activities
Proceeds from exercise of stock options	415	391	929	1,088
Payment of finance lease obligations	(9)	(6)	(18)	(12)
Payment of withholding taxes on net share settlement of restricted stock units	(2,389)	(4,637)	(5,786)	(8,591)
Net cash used in financing activities	(1,983)	(4,252)	(4,875)	(7,515)
Impact of foreign currency on cash, cash equivalents, and restricted cash	52	40	24	17
Net increase (decrease) in cash, cash equivalents, and restricted cash	58,751	(2,595)	73,499	(7,546)
Cash, cash equivalents, and restricted cash at beginning of period	85,471	32,607	70,723	37,558
Cash, cash equivalents, and restricted cash at end of period	$144,222	$30,012	$144,222	$30,012

Unaudited Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin

(in thousands, except percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019(1)	2020	2019(1)
GAAP operating income	$8,709	$3,548	$20,728	$10,983
Stock-based compensation expense	11,923	8,943	23,604	16,629
Amortization of intangible assets	485	164	917	319
Acquisition-related expenses	24	86	968	91
Restructuring expenses(2)	3,514	—	3,514	—
Non-GAAP operating income	$24,655	$12,741	$49,731	$28,022

GAAP operating margin	9%	2%	8%	4%
Non-GAAP operating margin	26%	9%	20%	10%

(1) In December 2019, we revised our definition of Non-GAAP operating income to exclude the impact of acquisition-related expenses. This revised definition more accurately reflects management's view of our business and financial performance. Non-GAAP operating income for the three and six months ended June 30, 2019 has been restated for comparison purposes.

(2) Excludes stock-based compensation expense related to the Restructuring of $753 for the three and six months ended June 30, 2020 as the amount is already included within the stock-based compensation line item.

Unaudited Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019(3)	2020	2019(3)
GAAP net income	$7,131	$6,007	$19,827	$18,591
Stock-based compensation expense, net of tax(1)	9,419	7,065	18,647	13,137
Change in tax provision from stock-based compensation expense(2)	747	(2,366)	(486)	(7,689)
Amortization of intangible assets	485	164	917	319
Acquisition-related expenses	24	86	968	91
Restructuring expenses(4)	3,514	—	3,514	—
Non-GAAP net income	$21,320	$10,956	$43,387	$24,449
Non-GAAP net income per share:
Basic	$0.19	$0.10	$0.39	$0.22
Diluted	$0.19	$0.10	$0.38	$0.22
Shares used in non-GAAP per share calculations
Basic	112,734	111,299	112,545	111,051
Diluted	113,737	113,389	113,947	113,399
(1) The stock-based compensation amounts reflected in the table above are tax effected at the U.S. federal statutory tax rate of 21%.
(2) This adjustment reflects the tax effect of differences between tax deductions related to stock compensation and the corresponding financial statement expense.

(3) In December 2019, we revised our definition of Non-GAAP net income to exclude the impact of acquisition-related expenses. This revised definition more accurately reflects management's view of our business and financial performance. Non-GAAP net income for the three and six months ended June 30, 2019 has been restated for comparison purposes.

(4) Excludes stock-based compensation expense related to the Restructuring of $753 for the three and six months ended June 30, 2020 as the amount is already included within the stock-based compensation line item.

Unaudited Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit and GAAP Gross Profit Margin to Non-GAAP Gross Profit Margin

(in thousands, except percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$94,737	$145,031	$252,426	$280,301
Cost of revenue	9,880	8,628	21,490	16,348
Gross profit	84,857	136,403	230,936	263,953
Stock-based compensation expense included in Cost of revenue	85	95	184	176
Acquisition-related expenses included in Cost of revenue	—	—	22	—
Restructuring expenses included in Cost of revenue	1,051	—	1,051	—
Non-GAAP gross profit	$85,993	$136,498	$232,193	$264,129

GAAP gross profit margin	90%	94%	91%	94%
Non-GAAP gross profit margin	91%	94%	92%	94%

Unaudited Reconciliation of GAAP Expense to Non-GAAP Expense

(in thousands)

	Three Months Ended June 30,
	2020						2019
	GAAP expense	Stock-based compensation expense	Amortization of intangible assets	Acquisition-related expenses	Restructuring expenses(4)	Non-GAAP expense	GAAP expense	Stock-based compensation expense	Amortization of intangible assets	Acquisition-related expenses(3)	Restructuring expenses(4)	Non-GAAP expense
Cost of revenue	$9,880	$(85)	$—	$—	$(1,051)	$8,744	$8,628	$(95)	$—	$—	$—	$8,533
S&M	38,583	(3,064)	—	—	(1,668)	33,851	101,789	(2,560)	—	—	—	99,229
P,T&D(1)	21,887	(5,316)	—	—	(679)	15,892	17,346	(3,997)	—	—	—	13,349
G&A	14,158	(3,458)	—	(24)	(116)	10,560	12,540	(2,291)	—	(86)	—	10,163
Depreciation & amortization	1,520	—	(485)	—	—	1,035	1,180	—	(164)	—	—	1,016
Operating expenses(2)	$76,148	$(11,838)	$(485)	$(24)	$(2,463)	$61,338	$132,855	$(8,848)	$(164)	$(86)	$—	123,757
Total expenses	$86,028	$(11,923)	$(485)	$(24)	$(3,514)	$70,082	$141,483	$(8,943)	$(164)	$(86)	$—	$132,290
(1) Product, Technology, & Development
(2) Operating expenses include S&M, P,T&D, G&A, and depreciation & amortization

(3) In December 2019, we revised our definition of Non-GAAP expense to exclude the impact of acquisition-related expenses. This revised definition more accurately reflects management's view of our business and financial performance. Non-GAAP expense for the three and six months ended June 30, 2019 has been restated for comparison purposes.

(4) Excludes stock-based compensation expense related to the Restructuring of $753 for the three and six months ended June 30, 2020 as the amount is already included within the stock-based compensation line items.

	Six Months Ended June 30,
	2020						2019
	GAAP expense	Stock-based compensation expense	Amortization of intangible assets	Acquisition-related expenses	Restructuring expenses(4)	Non-GAAP expense	GAAP expense	Stock-based compensation expense	Amortization of intangible assets	Acquisition-related expenses(3)	Restructuring expenses(4)	Non-GAAP expense
Cost of revenue	$21,490	$(184)	$—	$(22)	$(1,051)	$20,233	$16,348	$(176)	$—	$—	$—	$16,172
S&M	132,178	(5,756)	—	(152)	(1,668)	124,602	193,105	(4,872)	—	—	—	188,233
P,T&D(1)	44,971	(10,721)	—	(527)	(679)	33,044	33,318	(7,180)	—	—	—	26,138
G&A	30,018	(6,943)	—	(267)	(116)	22,692	24,300	(4,401)	—	(91)	—	19,808
Depreciation & amortization	3,041	—	(917)	—	—	2,124	2,247	—	(319)	—	—	1,928
Operating expenses(2)	$210,208	$(23,420)	$(917)	$(946)	$(2,463)	$182,462	$252,970	$(16,453)	$(319)	$(91)	$—	$236,107
Total expenses	$231,698	$(23,604)	$(917)	$(968)	$(3,514)	$202,695	$269,318	$(16,629)	$(319)	$(91)	$—	$252,279
(1) Product, Technology, & Development
(2) Operating expenses include S&M, P,T&D, G&A, and depreciation & amortization

(3) In December 2019, we revised our definition of Non-GAAP expense to exclude the impact of acquisition-related expenses. This revised definition more accurately reflects management's view of our business and financial performance. Non-GAAP expense for the three and six months ended June 30, 2019 has been restated for comparison purposes.

(4) Excludes stock-based compensation expense related to the Restructuring of $753 for the three and six months ended June 30, 2020 as the amount is already included within the stock-based compensation line items.

Unaudited Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019(1)	2020	2019(1)
GAAP net income	$7,131	$6,007	$19,827	$18,591
Depreciation and amortization	3,357	1,914	6,347	3,541
Stock-based compensation expense	11,923	8,943	23,604	16,629
Acquisition-related expenses	24	86	968	91
Restructuring expenses(2)	3,514	—	3,514	—
Other income, net	(474)	(849)	(1,202)	(2,495)
Provision for (benefit from) income taxes	2,052	(1,610)	2,103	(5,113)
Adjusted EBITDA	$27,527	$14,491	$55,161	$31,244

(1) In December 2019, we revised our definition of Adjusted EBITDA to exclude the impact of acquisition-related expenses. This revised definition more accurately reflects management's view of our business and financial performance. Adjusted EBITDA for the three and six months ended June 30, 2019 has been restated for comparison purposes.

(2) Excludes stock-based compensation expense related to the Restructuring of $753 for the three and six months ended June 30, 2020 as the amount is already included within the stock-based compensation line item in the Reconciliation of Adjusted EBITDA.

Unaudited Reconciliation of GAAP Net Cash and Cash Equivalents Provided by Operating Activities to Non-GAAP Free Cash Flow

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
GAAP net cash and cash equivalents provided by operating activities	$24,787	$16,044	$34,928	$25,729
Purchases of property and equipment	(1,357)	(2,884)	(2,571)	(8,584)
Capitalization of website development costs	(1,029)	(716)	(1,695)	(1,527)
Non-GAAP free cash flow	$22,401	$12,444	$30,662	$15,618

Non-GAAP Financial Measures and Other Business Metrics

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP), we provide investors with certain non-GAAP financial measures and other business metrics, which we believe are helpful to our investors. We use these non-GAAP financial measures and other business metrics for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures and other business metrics provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision-making.

The presentation of non-GAAP financial information and other business metrics is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. While our non-GAAP financial measures and other business metrics are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included above, and not to rely on any single financial measure to evaluate our business.

We define Adjusted EBITDA as net income, adjusted to exclude: depreciation and amortization, stock-based compensation expense, acquisition-related expenses, Restructuring expenses, other income, net, and the provision for (benefit from) income taxes. We have presented Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

We define Free Cash Flow as cash flow from operations, adjusted to include purchases of property and equipment and capitalization of website development costs. We have presented Free Cash Flow because it is a measure of the Company’s financial performance that represents the cash that the Company is able to generate after expenditures required to maintain or expand our asset base.

We define total non-GAAP, pro forma revenue as the sum of (i) non-GAAP, pro forma marketplace subscription revenue and (ii) GAAP advertising and other revenue. We define non-GAAP, pro forma marketplace subscription revenue as GAAP marketplace subscription revenue, adjusted to exclude the impact of fee reductions and which assumes that we had no incremental churn other than realized in the relevant quarter, such that all reported paying dealers retained their subscriptions at their full subscription level. We believe these non-GAAP financial measures provide useful information that will allow investors to compare our period-to-period revenue trends.

We also monitor operating measures of certain non-GAAP items including non-GAAP gross margin, non-GAAP expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per share.  These non-GAAP financial measures exclude the effect of stock-based compensation expense, amortization of intangible assets, restructuring expenses and acquisition-related expenses. Non-GAAP net income and non-GAAP net income per share also exclude the change in tax provision from stock-based compensation expense. We believe that these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision-making.

While a reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards, and the uncertainty relating to the timing, frequency and effect of acquisitions as well as restructuring and the significance of the resulting acquisition-related or restructuring expenses, we have provided a reconciliation of non-GAAP financial measures and other business metrics to the nearest comparable GAAP measures in the accompanying financial statement tables included in this press release.

We define a paying dealer as a dealer account with an active, paid marketplace subscription, at the end of a defined period. We had previously defined a paying dealer as a dealer, based on a distinct associated inventory feed, that subscribes to one of our paid Listings packages or Dealer Display advertising and audience targeting products at the end of a defined period.

We define QARSD, which is measured at the end of a fiscal quarter, as the marketplace subscription revenue during that trailing quarter divided by the average number of paying dealers in that marketplace during the quarter. We calculate the average number of paying dealers for a period by adding the number of paying dealers at the end of the prior period and the end of the current period and dividing by two. We have provided QARSD for the three months ended June 30, 2020 utilizing non-GAAP, pro forma marketplace subscription revenue for such quarter in addition to GAAP marketplace subscription revenue because we believe that calculating QARSD for such quarter with this non-GAAP revenue measure provides useful information that will allow investors to compare period-to-period trends in our business.

For each of our websites, we define a monthly unique user as an individual who has visited such website within a calendar month, based on data as measured by Google Analytics. We calculate average monthly unique users as the sum of the monthly unique users in a given period, divided by the number of months in that period. We count a unique user the first time a computer or mobile device with a unique device identifier accesses one of our websites during a calendar month. If an individual accesses a website using a different device within a given month, the first access by each such device is counted as a separate unique user.

We define monthly sessions as the number of distinct visits to our websites that take place each month within a given time frame, as measured and defined by Google Analytics. We calculate average monthly sessions as the sum of the monthly sessions in a given period, divided by the number of months in that period. A session is defined as beginning with the first page view from a computer or mobile device and ending at the earliest of when a user closes their browser window, after 30 minutes of inactivity, or each night at midnight (i) Eastern Time for our United States and Canada websites, other than the Autolist website, (ii) Pacific Time for the Autolist website (iii) Greenwich Mean Time for our U.K. websites, and (iv) Central European Time (or Central European Summer Time when daylight savings is observed) for our Germany, Italy, and Spain websites, which ceased operations in the second quarter of 2020. A session can be made up of multiple page views and visitor actions, such as performing a search, visiting vehicle detail pages, and connecting with a dealer.

We define leads as user inquiries via our marketplace to dealers by phone calls, email, or managed text and chat.

Investor Contact:

Scot Fredo

Senior Vice President, CarGurus

investors@cargurus.com